Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 of AllDigital Holdings, Inc. (formerly Aftermarket Enterprises, Inc.), of our report dated March 29, 2011 on our audit of the financial statements of Aftermarket Enterprises, Inc. as of December 31, 2010, and the related statements of operations, stockholders’ equity and cash flows for the years then ended December 31, 2009 and 2010, which report appears or is incorporated by reference in the December 31, 2010 Annual Report on Form 10-K of AllDigital Holdings, Inc. (formerly Aftermarket Enterprises, Inc.)

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

February 3, 2012